Exhibit 10.4

AMENDMENT No. 1 TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement dated as of March 8, 2018 (this “Amendment”) is entered into by and between Anika Therapeutics, Inc., a Massachusetts corporation (the “Company”), and Joseph Darling (the “Executive”), and relates to the Employment Agreement effective as of July 27, 2017 (the “Original Agreement”), between the Company and the Executive.

The Board of Directors of the Company has appointed the Executive as the Chief Executive Officer of the Company effective as of 5 p.m., Eastern standard time, on March 9, 2018. The Company and the Executive desire to amend the Original Agreement as set forth herein regarding such appointment and certain related changes to the Executive’s compensation. Section 17 of the Original Agreement provides that the Original Agreement may be modified only by a written instrument duly executed by both parties to the Original Agreement.

Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows with respect to the Original Agreement, all effective as of the date hereof:

1.       Section 2 of the Original Agreement is amended in its entirety as follows:

“2. Position and Duties. Effective as of 5 p.m., Eastern standard time, on March 9, 2018 and during the remainder of the Term, the Executive shall serve as the President and Chief Executive Officer of the Company and, as such: (a) shall have general supervision and direction of the business and affairs of the Corporation; (b) shall be responsible for corporate policy and strategy; (c) in the absence of a separately appointed Chief Operating Officer, shall exercise all the powers and perform the duties of the office of the chief operating officer of the Corporation, with general responsibility for the management and control of the operations of the Corporation; and (d) shall perform such other duties as the Board of Directors of the Company (the “Board”) may from time to time determine, provided that such other duties are consistent with the other position or positions that the Executive holds from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, or engage in religious, charitable or other community activities, provided that any services and activities proposed after the date of this Agreement are disclosed to the Board and the Board determines that those services or activities will not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement (as amended from time to time).”

2.       Section 3(a) of the Original Agreement is amended in its entirety as follows:

“(a) Base Salary. Effective as of March 10, 2018, the Executive’s annual base salary shall be $550,000. The Executive’s base salary shall be redetermined annually by the Board or its Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal bi-weekly installments.”

3.       Section 3(b) of the Original Agreement is amended in its entirety as follows:

“(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as approved by the Board or the Compensation Committee from time to time in its sole discretion. Effective as of March 10, 2018, the Executive’s target annual bonus shall be 75% percent of his Base Salary, subject to adjustment in the sole discretion of the Board or its Compensation Committee with respect to any fiscal year after 2018.”

4.       The following is added to the end of Section 3(c) of the Original Agreement:

“As of 5 p.m., Eastern standard time, on March 9, 2018, the Executive shall be granted restricted stock awards with an accounting value of $400,000, which restricted stock awards shall be (I) granted under the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan, (II) documented on the Company’s standard form of notice of restricted stock award, and (III) subject to vesting or restriction lapsing as follows: 25% upon grant and an additional 25% on March 9 of each year from 2019 through 2021.”

5.       Section 3(d) of the Original Agreement is amended in its entirety as follows:

“(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. Notwithstanding the foregoing, in connection with expenses associated with performing his responsibilities at, or moving his personal residence closer to, the Company’s Bedford, Massachusetts headquarters, the Company:

(i)	has previously provided the Executive with expense reimbursement, in accordance with the Company’s standard expense reimbursement practices, up to an amount of $15,000 for personal expenses; and

(ii)	will pay to the Executive $50,000 and, to the extent the payment of such $50,000 results in taxable income to the Executive (without any offsetting deduction), will pay to the Executive an additional amount such that the net after-tax proceeds to the Executive of such $50,000 and such additional amount (at the Executive’s then-current combined state and federal marginal income tax rates, taking into account the deductibility of state and local income taxes for federal income tax purposes) is equal to $50,000.

Further, the Executive shall be entitled to receive prompt reimbursement for up to an amount of $10,000 for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and review of this Agreement.”

6.       Section 3(f) of the Original Agreement is amended in its entirety as follows:

“(f) Vacations. The Executive shall be entitled to thirty paid vacation days in each calendar year, which shall be accrued ratably during the calendar year. The Executive shall also be entitled to all paid holidays given by the Company to its executives.”

7.       Section 6(a)(i)(A) of the Original Agreement is amended in its entirety as follows:

“(A) Subject to the signing of the Release by the Executive within 45 days of the receipt of the Release and not revoking the Release during the seven-day revocation period, the Company shall pay the Executive a lump sum in cash in an amount (the “Change in Control Severance Amount”) equal to two times the sum of (I) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (II) the Executive’s target annual bonus for the current fiscal year (or if higher, the target annual bonus for the fiscal year immediately prior to the Change in Control). The Change in Control Severance Amount shall be paid to the Executive by the later of (x) the sixtieth day after the date of the Change in Control and (y) the tenth day after the Date of Termination.”

8.       Except as set forth herein, the terms of the Original Agreement are unchanged and remain in full force and effect.

In Witness Whereof, the parties hereby execute this Amendment as of the date first written above.

Anika Therapeutics, Inc.

By:	/s/ Joseph L. Bower
Name: Joseph L. Bower
Title: Chairman of the Board

Joseph Darling

/s/ Joseph G. Darling